Exhibit 99.1

Turning Point Brands Announces First Quarter 2022 Results

-Net Sales for Q1 2022 Zig-Zag and Stoker’s Products Increased 10.1 Percent Year-Over-Year

LOUISVILLE, Ky. – April 27, 2022 – Turning Point Brands, Inc. (“TPB” or “the Company”) (NYSE: TPB), a manufacturer, marketer and distributor of branded consumer products, including alternative smoking accessories and consumables with active ingredients, announced today financial results for the first quarter ended March 31, 2022.

Q1 2022 vs. Q1 2021

•	Net sales decreased 6.3 percent to $100.9 million
o	Net sales for Zig-Zag and Stoker’s Products increased 10.1 percent
•	Gross profit decreased 2.8 percent to $51.8 million
•	Net income decreased 6.7 percent to $11.0 million
•	Adjusted EBITDA decreased 9.8 percent to $25.3 million (see Schedule A for a reconciliation to net income)
•	Diluted EPS of $0.55 and Adjusted Diluted EPS of $0.71 as compared to $0.57 and $0.80 in the same period one year ago, respectively (see Schedule B for a reconciliation to Diluted EPS)

“Our first quarter results were in-line with our expectations as we continued to grow our market share for both Zig-Zag and Stoker’s while navigating a difficult consumer and regulatory environment to drive profitability in each of our segments, including NewGen. Sales decreased 6 percent from the previous year driven by a 37 percent decline in NewGen sales but showed double-digit growth excluding NewGen,” said Yavor Efremov, President and CEO, Turning Point Brands. “Zig-Zag delivered another strong growth quarter led by our U.S. Papers business which built on its market leading share during the quarter. At the same time, Stoker’s maintained its growth trajectory driven by double-digit growth in the Moist Snuff Tobacco (MST) business which benefited from consumer trade-down as a leading value brand. Despite the expected sales decline, NewGen maintained positive profitability during the quarter while improving the distribution reach for its regulated products.”

Continued Mr. Efremov, “We continue to monitor FDA developments. While added regulation may cause short-term disruption, this is a necessary step to fully regulate the industry, create a level playing field, and provide consumers with additional reduced-risk alternatives to cigarettes.”

Mr. Efremov concluded, “We maintain a strong balance sheet that is allowing us to deploy a substantial amount of our free cash flow towards share repurchases which continued during the quarter. While inflationary pressures, including a spike in gas prices, are impacting the consumer wallet, we remain favorably positioned as we continue to execute and outpace the overall industry. In addition to solid execution on the business side, we have completed both the ERP and CRM scopes we discussed on our last earnings call. I am particularly proud of the fact that the organization undertook a detailed review of the business with heavy involvement from every level of the Company while delivering a solid quarter.”

Zig-Zag Products Segment (45 percent of total net sales in the quarter)

For the first quarter, Zig-Zag Products net sales increased 11.4 percent to $45.7 million. TPB’s U.S. rolling papers and e-commerce business grew double-digits, aided by approximately $2 million in sales from an inventory load with certain customers. A low-single-digit decline in the cigar wraps business and double-digit decline in the Canadian business partially offset this growth. The decline in the cigar wraps business was partially due to a trade inventory adjustment compared to the prior year period. Order timing that benefitted the prior year period contributed to the decline in the Canadian business. Wild Hemp sales moved into the Zig-Zag Products segment during the current quarter which contributed $0.2 million, or 0.6 percent to the segment growth. For the first quarter, total Zig-Zag Products segment volume increased 7.1 percent, while price / mix increased 4.3 percent.

For the quarter, the Zig-Zag Products segment gross profit increased 5.8 percent to $26.3 million. The segment’s gross margin contracted 300 basis points to 57.7 percent driven primarily by growth in lower gross margin products and lower margin contribution from the inclusion of the DVW acquisition in the current period.

“Paper cones and Zig-Zag’s e-commerce business continued to drive the growth within our U.S. papers business,” said Graham Purdy, Chief Operating Officer, Turning Point Brands. “We introduced a new line of Zig-Zag rough cut natural leaf cigars and ramped up Zig-Zag hemp wraps and natural leaf tobacco wraps distribution during the quarter. Meanwhile, our marketing team continues to launch exciting programs to strengthen the Zig-Zag brand including its recent partnership with luxury fashion line AMIRI for its Spring 2022 collection. We are also eager to launch CLIPPER lighters distribution in the second half of the year which has the potential to be a meaningful contributor to the segment’s long-term growth.”

Stoker’s Products Segment (32 percent of total net sales in the quarter)

For the first quarter, Stoker’s Products net sales increased 8.4 percent to $31.7 million on double-digit growth of MST. This was partially offset by a mid-single-digit decline of loose-leaf chewing tobacco. MST represented 65 percent of Stoker’s Products revenues in the quarter, up from 63 percent a year earlier. FRE nicotine pouch products’ sales moved into the Stoker’s Products segment during the current quarter and contributed $0.7 million or 2.5 percent to segment growth. For the first quarter, total Stoker’s Products segment volume increased 0.3 percent, while price / mix increased 8.1 percent.

For the quarter, the Stoker’s Products segment gross profit increased 11.3 percent to $17.7 million. The segment’s gross margin expanded 150 basis points to 55.8 percent.

“Stoker’s delivered solid growth during the quarter led by continued market share gains in MST,” continued Purdy. “As mentioned above, with the backdrop of inflationary pressures impacting the consumer, Stoker’s is well positioned within its categories as a leading value brand.”

NewGen Products Segment (23 percent of total net sales in the quarter)

For the first quarter, NewGen Products net sales decreased 37.1 percent to $23.5 million. The regulatory environment for the vape businesses continues to impact sales.

For the quarter, the NewGen Products segment gross profit decreased 37.7 percent to $7.8 million. The segment gross margin contracted 40 basis points from the previous year to 33.0 percent.

“Our vape business remained profitable even with the expected weakness during the quarter as it continues to navigate challenges presented by the regulatory environment,” concluded Purdy. “Encouragingly, we continued to ramp our last mile logistics and distribution capabilities through the quarter. We will continue to adapt to the market environment as it goes through another transition period with the FDA expanding regulation of nicotine products. TPB’s applications for our vapor products remain under review.”

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Recent Events

To give better visibility on our vape business, certain non-vape products’ sales along with the associated and other costs have been moved from the NewGen Products segment into our other TPB reporting segments. Specifically, Wild Hemp sales have been moved to the Zig-Zag Products segment where TPB’s other smoking products sales are recognized. Additionally, the Company’s FRE nicotine pouch products’ sales moved to the Stoker’s Products segment where TPB’s other smokeless products sales are recognized. Both were marginal contributors to the Company’s overall performance. In addition, certain personnel and other non-vape related costs previously allocated to the Nu-X subsegment related to marketing, new product development, product sourcing and other corporate functions moved from the NewGen Products segment primarily into the Corporate segment for reporting purposes. In effect, Nu-X operations are being absorbed by other TPB reporting segments and the NewGen Products segment now primarily represents operations related to our proprietary vape products and vape distribution business.

Performance Measures in the First Quarter

First quarter consolidated selling, general and administrative (“SG&A”) expenses were $32.6 million compared to $28.9 million in the first quarter of 2021.

The first quarter SG&A included the following notable items:

•	$1.3 million of restructuring expenses compared to none in the previous year
•	$0.3 million of ERP / CRM scoping expenses compared to none in the previous year
•	$1.1 million of stock options, restricted stock and incentive expense compared to $1.5 million in the year-ago period
•	$0.4 million of transaction expenses compared to $0.6 million in the year-ago period
•	$1.1 million of FDA PMTA-related expenses compared to $0.3 million in the year-ago period
•
$4.2 million in outbound freight expense compared to $3.7 million in the year-ago period with the increase due to higher shipping costs on vapor products related to PACT Act implementation and higher freight costs across all segments

•
$1.5 million from the accounting consolidation of Turning Point Brands Canada compared to $0.8 in the year-ago period with the increase driven by the inclusion of the DVW acquisition in the current period

Total gross debt as of March 31, 2022 was $422.5 million. The corresponding net debt (total gross debt less cash) at March 31, 2022 was $296.5 million. The Company ended the quarter with total liquidity of $147.4 million, comprised of $126.0 million in cash and $21.4 million of revolving credit facility capacity.

During the quarter, the Company spent $10.6 million to repurchase 310,224 shares at an average price of $34.24 per share.

2022 Outlook

TPB is maintaining the guidance provided on February 22, 2022.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 8:30 a.m. Eastern on Wednesday, April 27, 2022. Investment community participants should dial in 10 minutes ahead of time using the toll-free number 888-330-2502 (international participants should call 240-789-2713), and follow the audio prompts after typing in the event ID: 6640134. A live listen-only webcast of the call will be available on the Events and Presentations section of the investor relations portion of the Company website (www.turningpointbrands.com). A replay of the webcast will be available on the site two hours following the call.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income. A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Turning Point Brands (NYSE: TPB) is a manufacturer, marketer and distributor of branded consumer products including alternative smoking accessories and consumables with active ingredients through its iconic Zig-Zag® and Stoker’s® brands, and its emerging brands within the NewGen segment. TPB’s products are available in more than 215,000 retail outlets in North America, and on sites such as www.zigzag.com and www.solacevapor.com. For the latest news and information about TPB and its brands, please visit www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by TPB in this press release, its reports filed with the Securities and Exchange Commission (the “SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for TPB to predict or identify all such events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included it the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by the Company with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Media Contacts

Turning Point Brands, Inc.:
Raquel Cona
KCSA Strategic Communications
212.896.1204
rcona@kcsa.com

Investor Contacts

Turning Point Brands, Inc.:
Louie Reformina, Senior Vice President, CFO
Turning Point Brands, Inc.
502.774.9238
ir@tpbi.com

Financial Statements Follow:

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statements of Income
(dollars in thousands except share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Net sales	$100,894	$107,641
Cost of sales	49,100	54,380
Gross profit	51,794	53,261
Selling, general, and administrative expenses	32,565	28,912
Operating income	19,229	24,349
Interest expense, net	5,196	4,486
Investment income	(78)	(25)
Loss on extinguishment of debt	-	5,706
Income before income taxes	14,111	14,182
Income tax expense	3,340	2,654
Consolidated net income	10,771	11,528
Net loss attributable to non-controlling interest	(227)	(255)
Net income attributable to Turning Point Brands, Inc.	$10,998	$11,783

Basic income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.60	$0.62
Diluted income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.55	$0.57
Weighted average common shares outstanding:
Basic	18,257,695	19,093,961
Diluted	21,749,510	22,665,067

Supplemental disclosures of statements of income information:
Excise tax expense	$5,709	$8,789
FDA fees	$124	$170

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheets
(dollars in thousands except share data)
(unaudited)

ASSETS	March 31, 2022	December 31, 2021
Current assets:
Cash	$126,045	$128,320
Accounts receivable, net of allowances of $177 in 2022 and $262 in 2021	9,450	6,496
Inventories	105,858	87,607
Other current assets	25,663	26,746
Total current assets	267,016	249,169
Property, plant, and equipment, net	20,567	18,650
Deferred income taxes	1,754	1,363
Right of use assets	14,405	15,053
Deferred financing costs, net	362	388
Goodwill	162,323	162,333
Other intangible assets, net	87,022	87,485
Master Settlement Agreement (MSA) escrow deposits	30,237	31,720
Other assets	35,017	35,399
Total assets	$618,703	$601,560

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,464	$7,361
Accrued liabilities	29,921	32,937
Other current liabilities	38	38
Total current liabilities	59,423	40,336
Notes payable and long-term debt	414,791	414,172
Lease liabilities	12,625	13,336
Total liabilities	486,839	467,844

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; 19,785,806 issued shares and 18,180,174 outstanding shares at March 31, 2022, and 19,690,884 issued shares and 18,395,476 outstanding shares at December 31, 2021	198	197
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000;issued and outstanding shares -0-	-	-
Additional paid-in capital	109,073	108,811
Cost of repurchased common stock (1,605,632 shares at March 31, 2022 and 1,295,408 shares at December 31, 2021)	(59,491)	(48,869)
Accumulated other comprehensive loss	(1,326)	(195)
Accumulated earnings	81,327	71,460
Non-controlling interest	2,083	2,312
Total stockholders' equity	131,864	133,716
Total liabilities and stockholders' equity	$618,703	$601,560

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Consolidated net income	$10,771	$11,528
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	-	5,706
Loss (gain) on sale of property, plant, and equipment	1	(2)
Depreciation expense	871	788
Amortization of other intangible assets	463	477
Amortization of deferred financing costs	645	604
Deferred income tax (benefit) expense	(34)	552
Stock compensation expense	1,159	1,498
Noncash lease (income) expense	(5)	6
Gain on investments	(14)	(13)
Changes in operating assets and liabilities:
Accounts receivable	(2,958)	2,735
Inventories	(18,258)	(12,461)
Other current assets	1,081	1,283
Other assets	382	464
Accounts payable	22,101	14,882
Accrued liabilities and other	(3,165)	(3,806)
Net cash provided by operating activities	$13,040	$24,241

Cash flows from investing activities:
Capital expenditures	$(2,787)	$(842)
Restricted cash, MSA escrow deposits	(8,468)	(14,920)
Proceeds on the sale of property, plant and equipment	1	2
Net cash used in investing activities	$(11,254)	$(15,760)

Cash flows from financing activities:
Proceeds from Senior Secured Notes	$-	$250,000
Payments of 2018 first lien term loan	-	(130,000)
Settlement of interest rate swaps	-	(3,573)
Payment of dividends	(1,022)	(958)
Payments of financing costs	-	(6,614)
Exercise of options	245	425
Redemption of options	-	(1,466)
Redemption of performance restricted stock units	(1,141)	-
Common stock repurchased	(10,622)	(5,733)
Net cash provided by (used in) financing activities	$(12,540)	$102,081

Net (decrease) increase in cash	$(10,754)	$110,562
Effect of foreign currency translation on cash	$(3)	$101

Cash, beginning of period:
Unrestricted	128,320	41,765
Restricted	15,155	35,074
Total cash at beginning of period	143,475	76,839

Cash, end of period:
Unrestricted	126,045	167,361
Restricted	6,673	20,141
Total cash at end of period	$132,718	$187,502

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, and Adjusted Operating Income. We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Adjusted EBITDA, Adjusted diluted EPS, and Adjusted Operating Income are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors. We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization. We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted Operating Income” as operating income excluding other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA Adjusted diluted EPS and Adjusted Operating Income exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations. In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net income attributable to Turning Point Brands, Inc.	$10,998	$11,783
Add:
Interest expense, net	5,196	4,486
Loss on extinguishment of debt	-	5,706
Income tax expense	3,340	2,654
Depreciation expense	871	788
Amortization expense	463	477
EBITDA	$20,868	$25,894
Components of Adjusted EBITDA
Corporate restructuring (a)	1,332	-
ERP/CRM (b)	330	-
Stock options, restricted stock, and incentives expense (c)	1,159	1,498
Transactional expenses (d)	425	607
FDA PMTA (e)	1,139	-
Adjusted EBITDA	$25,253	$27,999

(a)	Represents costs associated with corporate restructuring, including severance.
(b)	Represents cost assosicated with scoping new ERP and CRM systems.
(c)	Represents non-cash stock options, restricted stock, incentives expense and Solace performance stock units.
(d)	Represents the fees incurred for transaction expenses.
(e)	Represents costs associated with applications related to FDA premarket tobacco product application ("PMTA").

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
GAAP EPS	$0.55	$0.57
Corporate restructuring (a)	0.05	-
ERP/CRM (b)	0.01	0.05
Loss on extinguishment of debt (c)	-	0.20
Stock options, restricted stock, and incentives expense (d)	0.04	0.05
Transactional expenses (e)	0.01	0.02
FDA PMTA (f)	0.04	-
Tax (expense) benefit (g)	0.01	(0.10)
Adjusted diluted EPS	$0.71	$0.80

Totals may not foot due to rounding

(a)	Represents costs associated with corporate restructuring, including severance, tax effected at the quarterly tax rate.
(b)	Represents cost assosicated with scoping new ERP and CRM systems tax effected at the quarterly tax rate.
(c)	Represents Loss on Extinguishment of Debt tax effected at the quarterly tax rate.
(d)	Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs tax effected at the quarterly tax rate.
(e)	Represents the fees incurred for transaction expenses tax effected at the quarterly tax rate.
(f)	Represents costs associated with applications related to the FDA PMTA tax effected at the quarterly tax rate.
(g)	Represents adjustment from quarterly tax rate to annual projected tax rate of 23% in 2022 and 2021.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Operating Income to Adjusted Operating Income
(dollars in thousands)
(unaudited)

	Consolidated		Zig-Zag Products		Stoker's Products		NewGen Products
	1st Quarter 2022	1st Quarter 2021	1st Quarter 2022	1st Quarter 2021	1st Quarter 2022	1st Quarter 2021	1st Quarter 2022	1st Quarter 2021

Net sales	$100,894	$107,641	$45,672	$41,004	$31,703	$29,255	$23,519	$37,382

Gross profit	$51,794	$53,261	$26,343	$24,896	$17,686	$15,892	$7,765	$12,473

Operating income	$19,229	$24,349	$18,737	$19,437	$13,506	$12,255	$678	$2,006
Adjustments:
Corporate restructuring	1,332	-	-	-	-	-	-	-
ERP/CRM	330	-	-	-	-	-	-
Transactional expenses	425	607	-	-	-	-	-	-
FDA PMTA	1,139	-	-	-	-	-	-	-
Adjusted operating income	$22,455	$24,956	$18,737	$19,437	$13,506	$12,255	$678	$2,006

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238